Exhibit 99.1

ContraVir Awarded Grant from Canada’s National Research Council to Advance CRV431 for the Treatment of Hepatitis B

Non-dilutive Financing Funds Additional CRV431 Research

Edison, NJ, January 3, 2017 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today announced that the company was awarded a $297,875 CAD research grant from the National Research Council in Canada through the Council’s Industrial Research Assistance Program (IRAP).  Proceeds from the grant will fund a substantial portion of personnel expenses, including the hiring of additional laboratory staff, which is expected to advance preclinical development of ContraVir’s potent cyclophilin inhibitor CRV431 for the Treatment of Hepatitis B (HBV).

“We are very grateful to NRC-IRAP for this generous contribution to our CRV431 program in hepatitis B,” said Robert Foster, Pharm.D., Ph.D., Chief Scientific Officer of ContraVir.  “The fact that we can now expand the team dedicated to advancing this promising new molecule will have a positive impact on our ability to gain critical insights into its mechanism of action and explore new combination regimens capable of potentially eradicating HBV.”

“We’re proud of our team for continuing to leverage every available opportunity to advance development of our antiviral drug candidates,” said James Sapirstein, Chief Executive Officer of ContraVir.  “Determining the specific molecules and processes inhibited by CRV431, such as the exciting HBV X pathway, will help us further validate this compound and drive potential interest among commercial development partners working toward curative anti-HBV combination therapies.”

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action: Tenofovir Exalidex™ (formerly CMX157), a highly potent analog of the successful antiviral drug tenofovir currently in Phase 2a, which has demonstrated the potential for low, once a day dosing compared to Viread® and decreased systemic exposure, thereby potentially reducing renal and bone side effects; and CRV431, a next generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing Valnivudine ™ (formerly FV-100), an orally available nucleoside analogue prodrug for the treatment of herpes zoster, or shingles, in a Phase 3 clinical trial. In addition to direct antiviral activity, Valnivudine™ has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study. For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2016, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028

Tiberend Strategic Advisors, Inc.
Joshua Drumm, Ph.D. (investors)
jdrumm@tiberend.com; (212) 375-2664

Claire LaCagnina (media)
clacagnina@tiberend.com; (212) 375-2686